Form 3 – Joint Filer Information

Exhibit 99-1

Name:	Metropolitan Life Insurance Company*
Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Daniel F. Scudder Assistant General Counsel Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Tortoise MLP Fund, Inc. (“NTG”)
Date of Event Requiring Statement:	October 7, 2010

Signature: /s/Daniel F. Scudder
Daniel F. Scudder, Assistant General Counsel

*Metropolitan Life Insurance Company as a direct owner/purchaser of $16,667,000 Floating Rate Senior Note, Series E, Due December 15, 2015.